SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant       [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12



                     DELAWARE OTSEGO CORPORATION
- -----------------------------------------------------------------------------
           (Name of Registrant as Specified in its Charter)



                          Nathan R. Fenno
- -----------------------------------------------------------------------------
              (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

                             Common Stock
- -----------------------------------------------------------------------------

    2)  Aggregate number of securities to which transaction applies:

                              1,744,177
- -----------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/

                                 N/A
- -----------------------------------------------------------------------------

    4)  Proposed maximum aggregate value of transaction:

                                 N/A
- -----------------------------------------------------------------------------

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:   $125.00
          -------------------------------------------------
     2)   Form Schedule or Registration Statement No.:  14A
          -------------------------------------------------
     3)   Filing Party:  Delaware Otsego Corporation
          -------------------------------------------------
     4)   Date Filed:  April 1, 1996
          -------------------------------------------------

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
- -----------------------------------------------------------------------------


To Shareholders:

The 1996 Annual Meeting of Shareholders of Delaware Otsego Corporation, a New York corporation (the "Company"), will be held on Saturday, June 1, 1996 at 11:00 AM at the Cooperstown High School, Linden Avenue, Cooperstown, New York, for the following purposes:

     1. To elect three Class A Directors to serve a term of four years or until their successors are duly elected and qualified;

     2. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to increase the aggregate number of shares which the Company shall have authority to issue by authorizing a new class of 1,000,000 shares of preferred stock issuable in series, the voting, dividend, liquidation and other rights of which may be determined from time to time by the Board of Directors;

     3. To consider and act upon a proposal to ratify the selection of Ernst & Young LLP as the Company's auditors;

     4. To transact such other business as may properly come before the meeting or any and all adjournments thereof.

Holders of record of the Company's common stock, par value $.125 per share, at the close of business on April 12, 1996 will be entitled to vote at the meeting.

                                        By Order of the Board of Directors,

                                        s/ Nathan R. Fenno
                                        -----------------------------------
                                        Nathan R. Fenno, Secretary
Dated:  April 22, 1996


You are requested to fill in, sign, date and return the Proxy submitted herewith in the return envelope provided for your use. The return of such Proxy will not affect your right to revoke such Proxy or to vote in person should you later decide to attend the meeting.

                          DELAWARE OTSEGO CORPORATION
                               1 Railroad Avenue
                          Cooperstown, New York 13326
                                 (607) 547-2555


                          ---------------------------

                                 PROXY STATEMENT

                          ---------------------------


                      1996 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 1, 1996


     This Proxy Statement and accompanying form of proxy are being distributed to shareholders on or about April 22, 1996, in connection with the solicitation by the Board of Directors of Delaware Otsego Corporation, a New York corporation (the "Company"), of proxies for use at the Annual Meeting of Shareholders of the Company to be held on June 1, 1996 at 11:00 AM at the Cooperstown High School, Linden Avenue, Cooperstown,
New York, and at any and all adjournments thereof (the "meeting").


VOTING
- ------
     On April 12, 1996, the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting (the "Record Date"), 1,744,177 shares were issued and outstanding of the Company's
Common Stock, par value $.125 per share (the "Common Stock"). Each share is entitled to one vote.

     Shareholders may vote their shares in person at the meeting. Shareholders who do not plan to be present at the meeting are requested to date and sign the enclosed form of proxy and return it in the postage-paid return envelope provided. Proxies will be voted in accordance with the instructions contained therein. To the extent that instructions are not set forth in any proxy, such proxy will be voted in favor of each person nominated herein to the Board of Directors, in favor of the amendment of the Company's Certificate of Incorporation proposed herein, and in favor of the ratification of Ernst & Young LLP as the Company's auditors.

     Directors will be elected by a plurality of the votes cast at the meeting and a vote of a majority of the votes cast at the meeting will be required to approve the ratification of Ernst & Young LLP as auditors. Therefore, shareholders present in person or by proxy at the meeting who do not vote, who withhold their vote from one or more nominees or who abstain from voting will not affect the outcome of the election or the other proposals provided that a quorum is present at the meeting. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the meeting.

     Authorization of the proposed amendment to the Certificate of Incorporation requires the affirmative vote of a majority of all the outstanding shares of Common Stock on the Record Date. Therefore, shareholders who do not vote or who vote to abstain will, in effect, be voting against the amendment. Brokers who hold shares of common Stock as nominees will not have discretionary authority to vote such shares for the amendment proposal.

     Shareholders have the right to revoke their proxies by notifying the Secretary of the Company in writing at the above address at any time prior to the time the shares are actually voted, by executing and returning a proxy bearing a later date, or by attending the meeting and voting in person.

     All costs incurred in preparing and mailing this Proxy Statement and form of proxy, and the return mailing of proxies, will be borne by the Company.


BENEFICIAL OWNERSHIP OF COMMON STOCK
- ------------------------------------
     The following table sets forth information as of the Record Date concerning the number of shares of Common Stock beneficially owned by those persons known by the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock, by those executive officers named in the Summary Compensation Table below, and by all directors and executive officers of the Company as a group. The address of all such persons other than CSX Transportation, Inc. is that of the Company shown above.

                                    Amount and Nature of       Percent
Name                                Beneficial Ownership      of Class
- ----------------------------- -------------------------------- --------
Walter G. Rich                           268,547  (1)            15.4%

C. David Soule                            11,247  (2)             0.7%

William B. Blatter                         7,446  (3)             0.4%

Paul Garber                                6,647  (4)             0.4%

Nathan R. Fenno                            4,793  (5)             0.3%

CSX Transportation, Inc.,                105,000  (6)             6.0%
     500 Water Street
     Jacksonville, FL 32202

All directors and executive officers     617,585  (7)            35.4%
as a group (15 persons)
- -----------------------------------------------------------------------------
[FN]
(1) Includes 8,285 shares issuable upon exercise of stock options and 9,451 shares issuable upon conversion of debt.
(2)  Includes 10,959 shares issuable upon exercise of stock options.
(3)       Includes 6,840 shares issuable upon exercise of stock options.
(4)  Includes 6,647 shares issuable upon exercise of stock options.
(5)  Includes 4,793 shares issuable upon exercise of stock options.
(6)  The information with respect to the beneficial ownership of Common
     Stock by CSX Transportation, Inc. is derived from its statement on
     Schedule 13D dated February 12, 1996, filed with the Securities and Exchange Commission.
(7) Includes 87,285 shares issuable upon exercise of stock options and 92,622 shares issuable upon conversion of debt.

EXECUTIVE COMPENSATION
- ----------------------
     The following tables set forth information concerning total compensation paid or accrued by the Company for the last three fiscal years to the Company's Chief Executive Officer and its four other most highly compensated executive officers employed at December 31, 1995 who had aggregate salary and bonus in excess of $100,000 in fiscal year 1995, and information regarding stock options for the same executive officers during the 1995 fiscal year.


Summary Compensation Table
- --------------------------

                                                      Long-Term
                           Annual Compensation  1/    Compensa-
                          ------------------------  tion Awards
                                             Other   Securities        All
                                            Annual   Underlying      Other
Name and                  Salary   Bonus   Compen-     Options/    Compen-
Principal Position   Year    ($)     ($) sation 2/  SARs (#) 4/  sation 3/
- -------------------- ---- ------- ------ --------- ------------ ----------
Walter G. Rich       1995 187,735 70,000     3,000            0      1,792
Chief Executive      1994 203,827      0     4,126            0      1,791
Officer              1993 197,097      0     4,660        7,890      1,791

C. David Soule       1995 131,060 70,000       146            0      1,496
Executive Vice       1994 139,905      0     2,843            0      1,496
President            1993 136,540      0     3,461       10,437      1,496

William B. Blatter   1995 100,000 40,000     2,883            0      4,167
Senior Vice          1994 100,000      0     2,083            0      4,167
President            1993 100,000      0     2,083        6,514      4,167

Paul Garber          1995 116,368  1,000     2,360            0      1,624
Vice President-      1994 106,805      0     2,184            0      1,936
Marketing & Sales    1993  91,288      0     1,871        6,330      1,936

Nathan R. Fenno      1995  90,348 30,000     2,432            0      1,256
Vice President-Law,  1994  92,079      0     1,867            0      1,256
General Counsel      1993  94,502      0     1,915        4,565      1,256
& Secretary
- -----------------------------------------------------------------------------
[FN]
1/ Annual Compensation deferred at election of an executive is included in the salary or bonus column, as appropriate, for the fiscal year in which earned.
2/ Consists of Company contributions to the Company's 401(k) Savings Plan on behalf of such officer.
3/ Consists of insurance premiums paid by the Company on life insurance policies owned by such officers.
4/ Includes a re-grant of options for 5,488 shares for Mr. Rich, 9,103 shares for Mr. Soule, 5,523 shares for Mr. Blatter, 5,593 shares for Mr. Garber, and 3,568 shares for Mr. Fenno. These figures have been adjusted to reflect changes required under the Company's Stock Option Plans resulting from stock dividends declared by the Company in 1994 and 1995.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values
- -----------------------------------------------------------------------------
                                             Number of
                                            Securities           Value of
                                            Underlying        Unexercised
                     Shares                Unexercised       In-the_Money
                   Acquired          Options at Fiscal         Options at
                         on    Value      Year-End (#)    Fiscal Year-End
                   Exercise Realized      Exercisable/   ($) Exercisable/
                        (#)      ($)     Unexercisable  Unexercisable  1/
- ------------------ -------- -------- ----------------- ------------------
Walter G. Rich            0        0           7,890/0                0/0

C. David Soule            0        0          10,437/0           137.76/0

William B. Blatter        0        0           6,514/0            97.80/0

Paul Garber               0        0           6,330/0            78.20/0

Nathan R. Fenno           0        0           4,565/0            90.92/0
- -----------------------------------------------------------------------------
[FN]
1/ Market value of underlying shares at year-end, minus the exercise price of the options.


Employment Agreements
- ---------------------
     The Company has an Employment Agreement with Mr. Rich pursuant to which he is employed as President and Chief Executive Officer for a 5-year term ending June 3, 2000, renewable at the option of the Company for an additional five-year term. Mr. Rich's minimum salary under this Agreement is $187,000 per year, subject to review for increase by the Board of Directors from time to time, and he is entitled to reimbursement for expenses incurred in connection with his conduct of business on behalf of the Company, and to coverage at current levels under the Company's life and health insurance plans. If Mr. Rich is not elected as director or President and Chief Executive Officer at any time during the term of the Agreement and any renewal thereof, he shall continue to be entitled to the benefits of the Agreement until it expires and shall be obligated to perform consulting services for a maximum of four days per month. Mr. Rich is entitled under the Agreement to full compensation during any period of long-term disability.

     The Company has Employment Agreements with each of Messrs. Soule, Blatter and Fenno pursuant to which they are employed as Executive Vice President, Senior Vice President and Vice President-Law, respectively, for five year terms ending June 3, 2000, at a minimum salary of $125,000, $100,000, and $90,000, respectively. The agreements allow for increases in compensation by the Board of Directors from time to time, reimbursement for expenses incurred on behalf of the Company, coverage under the Company's life and health insurance plans, and full compensation during any period of long-term disability. They further provide for an automatic extension of the term of the agreement for a period of five years in the event of a "change in control" of the Company, as defined as (i) any such change required to be reported to the Securities and Exchange Commission under
Item 1 in a Current Report on Form 8-K ( or a successor provision thereof); (provided,however, that no change in control shall be deemed to have occurred which involves the acquisition, holding, voting or disposing of less than 40% of the Company's outstanding voting securities, or (ii) the sale of all or a substantial portion of the productive assets of the Company. For purposes of this provision, the Company includes both jointly and severally Delaware Otsego Corporation and The New York, Susquehanna and Western Railway Corporation.


Committee Report on Executive Compensation
- ------------------------------------------
     The Executive Committee of the Board of Directors has been designated to act as a Compensation Committee for determining compensation of the Company's executive officers. The following is a general discussion of the Committee's policies in recommending levels of executive compensation for approval by the Board of Directors.

     For all executive officers, salary levels are based on a combination of factors, including but not limited to relative position within the Company, the officer's training and expertise, the Committee's view of the level of compensation available to the officer from other employers, and the financial condition of the Company. For officers other than the Chief Executive Officer, the Committee considers the recommendations of the Chief Executive Officer. For all officers, the Committee considers, from time to time, the recommendations of compensation consultants employed by the Committee. During 1995, the Committee considered an Executive Compensation and Benefits Review prepared at its request by William M. Mercer, Inc. In summary, this report stated that current executive compensation levels are somewhat below competitive norms, primarily due to low long-term incentive opportunities and the lack of a pension plan. The Committee is considering, but has taken no action in regard to, methods to provide long-term incentive opportunities to the Company's executives based on the Company's financial performance.

     Mr. Rich, a member of the Committee who is also an executive officer of the Company, abstains from any discussion or determination of his compensation.

     There currently is no direct quantitative relationship between the Company's performance and compensation of the Chief Executive Officer or other executives.

     The Company may grant stock options to its executive officers and other employees pursuant to the terms of its 1987 and 1993 Stock Option Plans. No such grants were made in 1995.

     In 1995, no changes in annual salary levels paid to the Chief Executive Officer and certain other senior executive officers from prior year levels were made. The Company did pay a bonus to all non-union employees in 1995 from the proceeds of the Company's sale of the assets of its subsidiary Rahway Valley Railroad Company. The amount of bonus paid was determined generally by a formula based on each such employee's relative salary level and years of service to the Company.

                                         Robert L. Marcalus, Chairman
                                         Charles S. Brenner
                                         Everett A. Gilmour
                                         Walter G. Rich
                                         Richard A. White

Compensation Committee Interlocks and Insider Participation
- -----------------------------------------------------------
     The directors of the Company who served as members of the Board's Executive Committee (which acts as its Compensation Committee) with respect to 1995 executive compensation are named above. Mr. Rich, a member of the Executive Committee, is the Company's President and Chief Executive Officer. Also, as noted below under the caption "Certain Transactions", Robert L. Marcalus, the Chairman of the Executive Committee, is Chairman of the Board of Marcal Paper Mills, Inc., which in 1995 generated freight revenue to the Company of approximately $265,300.00.


PERFORMANCE GRAPH
- -----------------
     The following graph compares the annual change in the cumulative total return on the Company's Common Stock with the annual change in the cumulative total return of the NASDAQ Total Return Index for the NASDAQ Stock Market (U.S. Companies) ("NASDAQ U.S. Companies Index") and the NASDAQ Total Return Industry Index for NASDAQ Trucking and Transportation Stocks ("NASDAQ Transportation Index"). The returns are calculated assuming that $100 was invested in the Company's Common Stock, the NASDAQ U.S. Companies Index and the NASDAQ Transportation Index on December 31, 1990, and that all dividends were reinvested during the relevant periods.


              COMPARISON OF FIVE YEAR CUMLATIVE TOTAL RETURN
                    AMONG DELAWARE OTSEGO CORPORATION,
         NASDAQ US COMPANIES INDEX AND NASDAQ TRANSPORTATION INDEX
- -----------------------------------------------------------------------------

               12/90      12/91      12/92      12/93      12/94      12/95
             -------    -------    -------    -------    -------    -------
DOC          $100.00    $102.42    $106.70    $128.04    $137.80    $132.34

NASDAQ       $100.00    $145.37    $177.90    $216.13    $196.16    $223.11
  (TRANS)

NASDAQ       $100.00    $160.56    $186.87    $214.51    $209.69    $296.30
  (US CO'S)

SEC DISCLOSURE
- --------------
     Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder of the Securities and Exchange Commission (the "Commission") require the Company's directors and executive officers, and persons who own more than 10% of the Company's outstanding Common Stock, to file with the Commission reports of ownership and changes in ownership of common stock and other equity securities of the Company. Persons who file such reports are required by SEC regulation to furnish the Company with copies of all
Section 16(a) reports.

     Based solely on a review of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, during the 1995 fiscal year, all filing requirements applicable to its officers, directors and persons who own more than 10% of the Company's outstanding Common Stock were timely complied with, except that a Form 4 report was filed late by Phillip A. England and a Form 3 report was filed late by Gordon R. Fuller.


                    ELECTION OF DIRECTORS (PROPOSAL 1)
                    ----------------------------------

     The Board of Directors is divided into four classes with terms expiring on four successive Annual Meeting dates. At the meeting, the following three persons are the nominees of the Board for election as directors in Class A for four-year terms expiring in 2000:

                               Walter G. Rich
                               Charles Brenner
                               Harvey Polly

     Mr. Rich and Mr. Polly were elected to their present terms of office at the Annual Meeting of Shareholders held June 6, 1992. Mr. Brenner was elected to his present term of office at the Annual Meeting of Shareholders held June 4, 1994 as a Class C director, and has consented to be nominated as a Class A Director in order to allow the Company to comply with New York Business Corporation Law requirements that classes be as equal in number as possible.

     The other Directors of the Company, who are not up for election at the meeting, are as follows:

          Class B, to serve until the 1997 Annual Meeting of Shareholders and until their successors are elected and qualified:

                                C. David Soule
                                Niles F. Curtis
                                Malcolm C. Hughes

          Class C, to serve until the 1998 Annual Meeting of Shareholders and until their successors are elected and qualified:

                                Richard A. White
                                Gerald D. Groff, M.D.
                                David B. Common

          Class D, to serve until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified:

                                Robert L. Marcalus
                                Everett A. Gilmour
                                Albert B. Aftoora

          No family relationships exist among the executive officers and directors of the Company.

          The Directors receive $600 per Board or Committee meeting attended.

     The name and age of each Director are set forth on the following pages with a brief statement of the present principal occupation of each Director, the year in which the Director was first elected a Director of the Company, and pertinent biographical information for at least the past five years. Also stated is the amount of Common Stock beneficially owned as of the Record Date by each Director. Unless otherwise indicated, each Director has sole voting and dispositive power with respect to such Common Stock. No Director is the beneficial owner of any other equity securities of the Company or any of its subsidiaries. The information set forth on the following pages with respect to each Director has been furnished by such Director.

                                                Common Stock
                                          -----------------------
                                                No. of                 Year
                                                Shares             Became a
Current                                   Beneficially Percentage   Company
Directors     Age Principal Occupation       Owned (1)   of Class  Director
- ------------- --- ----------------------- ------------ ---------- ---------

Albert B.      56 Vice President-Corridor        1,758          *      1995
Aftoora (a)       Development,
                  CSX Transportation, Inc.

Charles S.     40 President,                    74,770 (2)   4.3%      1993
Brenner (b)       J.L. Schiffman & Co.

David B.       35 Vice President,               48,295       2.8%      1993
Common (c)        JP Morgan & Co., Inc.

Niles F.       55 President and Owner,           5,468 (3)      *      1971
Curtis (d)        N. Curtis, Inc. d/b/a
                  Cooperstown Agway

Everett A.     74 Chairman of the Board,        25,587       1.5%      1980
Gilmour (e)       The National Bank & Trust
                  Co., Norwich, NY and
                  NBT Bancorp, Inc.

Gerald D.      45 Senior Attending Physician,    3,745          *      1993
Groff (f)         Dept. of Medicine,
                  M. I. Bassett Hospital

Malcolm C.     59 Attorney                      31,867  (4)  1.8%      1970
Hughes (g)

Robert L.      75 Chairman , Marcal Paper       32,680       1.9%      1980
Marcalus (h)      Mills, Inc.

Harvey J.      67 President & C.E.O.,            8,202          *      1988
Polly (i)         H/R Industries, Inc.

Walter G.      50 President & C.E.O. of the    268,545      15.4%      1968
Rich (j)          Company and all wholly-
                  owned subsidiaries

C. David       45 Executive Vice President      11,246          *      1984
Soule (k)         of the Company and all
                  wholly owned subsidiaries

Richard A.     76 Retired Business Executive    26,586       1.5%      1970
White (l)

- -----------------------------------------------------------------------------
*  Less than 1.0%

(1) Includes 1,575 shares issuable upon the exercise of stock options granted under the Company's stock option plans to each person named in the table, except Mr. Rich (8,285 shares), Mr. Soule (10,959 shares). Also includes shares issuable upon conversion of debt investments held by Messrs. Brenner (51,983 shares), Common (18,903 shares), Gilmour (2,835 shares), Groff (945 shares), Hughes (2,835 shares), Marcalus (4,725 shares), Rich (9,451 shares), and White (945 shares).
(2) Includes 9,894 shares held by Mr. Brenner as custodian of minor children, and 1,214 shares held by Mr. Brenner's wife.
(3) Excludes 126 shares held by Mr. Curtis' son, as to which shares Mr. Curtis disclaims beneficial ownership.
(4) Excludes 1,020 shares held by Mr. Hughes' daughter, as to which shares Mr. Hughes disclaims beneficial ownership.

     Mr. Aftoora has been employed for over five years by  CSX
Transportation, Inc., a Class I railroad as Vice President-Corridor Development since 1995 and, prior thereto, as Assistant Vice President and Treasurer.

     Mr. Brenner has been President of J. L. Schiffman & Co., Inc., a stock brokerage firm, since 1981. Mr. Brenner is also Chairman of the Board of RWC Inc., a Michigan metal forming machine manufacturer, and a director of The Toledo, Peoria and Western Railroad Corporation.

     Mr. Common has been employed since May, 1993 as Vice President-Corporate Finance of J. P. Morgan & Co., Inc. Prior thereto, he was employed by The Toronto-Dominion Bank most recently as Director-Corporate Accounts.

     Mr. Curtis has been the President and owner for over five years of Cooperstown Agway, a distributor of hardware and related products in Cooperstown, New York.

     Mr. Gilmour is Chairman of the Board of the National Bank & Trust Company of Norwich, New York and its holding company, NBT Bancorp, Inc.
Mr. Gilmour also serves on the Boards of Directors of NYSEG, Inc., Deposit Telephone Co., Preferred Mutual Insurance Co., and Norwich Aero Products Inc.

     Dr. Groff has been a senior attending physician at the Mary Imogene Bassett Hospital in Cooperstown since 1987. Dr. Groff is also Assistant Professor of Clinical Medicine at Columbia Presbyterian Medical School, and Medical Director of the Community Health Plan of Bassett Hospital.

     Mr. Hughes served as the Company's Secretary from 1970 until 1984 and General Counsel from 1970 until 1981. He is currently an attorney in private practice in Margaretville, New York.

     Mr. Marcalus has been Chairman and Chief Executive Officer of Marcal Paper Mills, Inc. for over five years.

     Mr. Polly has been President and Chief Executive Officer of H/R Industries, Inc. for over five years. Prior thereto, he was Chairman of Hanover Bank of Florida and President of Chief Executive Officer of Railway Freight Car Services. Mr. Polly also serves on the Board of Directors of Columbus and Greenville Railway.

     Mr. Rich has been President and Chief Executive Officer of the Company since 1971. He joined the Company in 1966 as General Manager. Mr. Rich is also a director of Norwich Aero Products, Inc., New York State Business Development Corp., Security Mutual Life Insurance Company of New York and The Toledo, Peoria and Western Railroad Corporation. Mr. Rich was appointed in 1993 to the New York State Public Transportation Safety Board.

     Mr. Soule has been Executive Vice President and Chief Operating Officer of the Company since 1983.

     Before retiring in 1989, Mr. White was President of Bruce Hall Corp., Cooperstown, New York and Bruce Hall-Richfield, Inc., Richfield, New York, companies which sell building supplies. Mr. White is also a director of Northeast Treaters, Inc.


Certain Transactions
- --------------------
     During 1995, Marcal Paper Mills, Inc., of which Mr. Marcalus is Chairman of the Board and Chief Executive Officer, generated freight revenue to the Company of approximately $265,300.00. Management of the Company believes that the terms of the foregoing were no less favorable to the Company than if Mr. Marcalus had not been affiliated with the Company.


Directors and Officers Liability Insurance
- ------------------------------------------
     Pursuant to Section 726 of the New York Business Corporation Law, the Company hereby reports that on February 12, 1996, a policy of directors and officers liability insurance in the aggregate amount of $5,000,000 was obtained for a one-year term with Continental Casualty Insurance Company at a cost of $62,150 covering all directors and officers of the Company and affiliated companies serving at any time during the term of the policy.


Board Meetings and Attendance of Directors
- ------------------------------------------
     The Company's Board of Directors held five meetings during 1995. The Company's Board of Directors has two Committees, whose members are selected in June of each year immediately after the Annual Meeting of Shareholders. The Committees and their functions are as follows:

     The Audit Committee is responsible for supervising the audit of Company financial statements and related material and internal accounting controls, for reviewing any potential conflict of interest situations, and providing guidance on ethical and environmental matters. The current members of the Audit Committee are Niles F. Curtis (Chairman), Malcolm C. Hughes and Gerald D. Groff. The Audit Committee met four times during 1995.

     The Executive Committee generally performs the functions of the Board of Directors between meetings of the Board of Directors, to the extent permitted by law, and acts as a Compensation Committee for determining compensation of the Company's executive officers. The current members of the Executive Committee are Robert L. Marcalus (Chairman), Charles S. Brenner, Everett A. Gilmour, Walter G. Rich and Richard A. White. The Executive Committee met nine times in 1995.

     The Board of Directors has designated the Executive Committee to consider possible candidates for membership on the Board of Directors. The Executive Committee will consider recommendations from shareholders for nominees for election to the Board of Directors, provided such recommendations, together with the following:

     (i) such information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934, as amended;
    (ii) a description of all arrangements or understandings among the recommending shareholder and each nominee and any other person with respect to such nomination;
          and
   (iii) the consent of each nominee to serve as a director of the Company if so elected;

are received by the Secretary of the Company, (a) in the case of an annual meeting of shareholders, not later than the date specified in the most recent proxy statement of the Company as the date by which shareholder proposals for consideration at the next annual meeting of shareholders must be received (see "Other Business" below), and (b) in the case of a special meeting of shareholders at which directors are to be elected, not later than the tenth day after the giving of notice of such meeting.

     Each Director attended 75% or more of the aggregate of all meetings of the Board of Directors and Committees on which he served (held during the period for which he served) during 1995, except for Harvey Polly, who attended 20%, and David Common, who attended 60%.

            PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                               (PROPOSAL 2)
- -----------------------------------------------------------------------------

     The capital stock which is currently authorized by the Company's Certificate of Incorporation is limited to 10,000,000 shares of common stock, par value $.125 per share. No preferred stock is currently authorized. The Board of Directors has authorized, and proposes to the shareholders, an amendment and restatement of ARTICLE FIFTH of the Certificate of Incorporation to read as follows (the "Amendment Proposal"):

    (a) The aggregate number of shares of all classes which the Corporation shall have authority to issue is 11,000,000 shares, consisting of 1,000,000 Preferred Shares having a par value of $.125 and 10,000,000 common shares having a par value
         $.125 per share.

    (b) Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this ARTICLE, to establish and designate from time to time one or more series of Preferred Shares, each of which shall have such number of shares, designation, relative rights, preferences and limitations as are fixed by the Board of Directors.

     The Amendment Proposal was motivated by the desire to increase the authorized share capital of the Company, and to provide the Company with greater flexibility when seeking sources of financing, by conferring on management the ability to negotiate the terms of special series of Company stock in response to the requirements or requests of potential Company investors. If the Amendment proposal is effected, the Board of Directors would have the authority to issue preferred shares and set their terms without having to obtain further shareholder approval, unless such approval is otherwise required by law or the rules of the National Association of Securities Dealers, Inc. or any stock exchange on which the Common Shares may be listed, or unless such approval were deemed appropriate by the Board. The Company would thus be able to take prompt action to meet changing conditions in the financial markets and to take advantage of financing opportunities as they arise.

     The effectuation of the Amendment Proposal would not, by itself, have any immediate effect on the rights of the current shareholders of the Company. If the Amendment Proposal is effected, new preferred shares would be available for issuance from time to time as required for general corporate purposes, including stock dividends, employee stock options and other employee benefit plans, the raising of capital, the formation of new companies, the acquisition of established businesses, and other programs to facilitate the Company's expansion and growth. No specific plans have been formulated, and there are no commitments, understandings or negotiations at this time, with respect to the issuance by the Company of preferred shares or rights to acquire preferred shares. However, the issuance of preferred shares was discussed and considered in connection with the Company's recent acquisition of 40% ownership of The Toledo, Peoria and Western Railroad

Corporation ("TP&W"), and may be reconsidered in the future in connection with the possible acquisition by the Company of a greater ownership interest in TP&W.

     No determination has yet been made as to the rights and preferences of any series of preferred shares, which rights and preferences may be designated by the Board of Directors without the approval of the Company's shareholders. It is likely, however, that any series of preferred shares to be issued by the Company would in some manner rank prior to the Common Shares with respect to any or all of voting, dividend and liquidation rights and may be convertible into Common Shares on potentially favorable terms. The Company's Certificate of Incorporation explicitly denies the Company's shareholders any statutory pre-emptive rights with respect to the future issuance of securities by the Company.


ANTITAKEOVER CONSIDERATIONS
- ---------------------------
     The Amendment Proposal could be deemed an "antitakeover measure" inasmuch as it provides for a new class of preferred shares which may be issued, and the voting rights of which may be fixed, by the Board of Directors without shareholder approval. Such voting rights could materially dilute the voting rights of the holders of the Company's Common Stock if, for example, the preferred shares were given more than one vote per share, or were given the right as a class to elect one or more directors of the Company without participation by the holders of Common Stock. Accordingly, one overall effect of the Amendment Proposal may be to render more difficult or to discourage any attempt to remove incumbent management or obtain control of the Company by means of a merger, tender offer, proxy contest, acquisition of a large block of Common Stock, or otherwise, even if the accomplishment of any of the foregoing would be favorable to the interests of the Company's shareholders.

     The Amendment Proposal is not the result of management's knowledge of any specific effort by any person to accumulate the Common Stock or otherwise to obtain control of the Company. Also, the Amendment Proposal is not part of a plan by management to adopt a series of antitakeover measures, nor does management presently intend to propose other potentially antitakeover measures to the Company's shareholders in future proxy solicitations.

     The principal antitakeover provisions currently applicable to the Company are summarized below in accordance with requirements of the Securities and Exchange Commission.


Restrictions of "Business Combinations"
- ---------------------------------------
     The Company, as a New York "resident domestic corporation", is subject to Section 912 of the New York Business Corporation Law (the "BCL").
Section 912 provides that unless a potential acquiror of the Company's stock obtains approval of a "business combination" or such stock acquisition from the Board of Directors of the Company prior to the time such acquiror becomes the beneficial owner of 20% or more of the outstanding voting stock of the Company (an "Interested Shareholder"), the potential acquiror will be prohibited, for a minimum of five years from the date of becoming an Interested Shareholder, from engaging in a "business combination" with the Company. Section 912 does not, however, prohibit a potential acquiror from becoming an Interested Shareholder or from increasing his stock ownership during the five-year period when "business combinations" are prohibited.

     "Business Combination" is defined broadly to include in general:
     ----------------------------------------------------------------
          (a) any merger or consolidation of the Company or any of its subsidiaries with (i) an Interested Shareholder or (ii) any other corporation which is, or after such merger or consolidation would be, an affiliate or associate (as defined) of such Interested Shareholder ("Affiliate or Associate");

          (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, to or with an Interested Shareholder or any Affiliate or Associate, of assets of the Company or any subsidiary
     (i) having an aggregate market value equal to ten percent or more of the aggregate market value of all the assets of the Company, or ten percent or more of the aggregate market value of all the outstanding stock of the Company, or (ii) representing ten percent or more of the earning power or net income of the Company;

          (c) the issuance or transfer by the Company or any subsidiary of any stock of the Company or any subsidiary which has an aggregate market value equal to five percent or more of the aggregate market value of all the outstanding stock of the Company, to an Interested Shareholder or any Affiliate or Associate;

          (d) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by, or pursuant to any agreement, arrangement or understanding with, an Interested Shareholder or any Affiliate or Associate;

          (e) any transaction proposed by, or pursuant to any agreement, arrangement or understanding with, an Interested Shareholder or any Affiliate or Associate which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of voting stock, or securities convertible into voting stock, of the Company or any subsidiary which is directly or indirectly owned by such Interested Shareholder or any Affiliate or Associate; or

          (f) any receipt by an Interested Shareholder or any Affiliate or Associate of the benefit, directly or indirectly (except proportionately as a shareholder of the Company) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the Company.

     After the five-year restricted period, an Interested Shareholder may engage in a business combination with the Company if (i) the business combination is approved after the five-year period by the affirmative vote of the holders of a majority of the shares of the Company's voting stock other than shares beneficially owned by the Interested Shareholder and his Affiliates and Associates, or (ii) the value of the aggregate consideration to be paid by the Interested Shareholder in connection with the business combination satisfies certain "fair price" formulas specified in Section 912, and the Interested Shareholder, after becoming such, has not acquired any additional shares of voting stock of the Company, except as provided in Section 912.


Greenmail Statute
- -----------------
     The BCL includes a "greenmail" type of antitakeover provision, designed to prevent a corporation from buying at a premium price a corporate raider's interest in the corporation. Section 513(c) of the BCL provides that the Company, as a "resident domestic corporation", may not purchase or agree to purchase more than 10% of its stock from a shareholder for more than the market value thereof (as defined) unless such purchase or agreement to purchase is approved by the affirmative vote of the Company's Board of Directors followed by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon, or such greater percentage as the Company's Certificate of Incorporation may require. The foregoing prohibition does not apply if the Company should offer to purchase shares from all holders of its stock, or with respect to stock which the holder has owned beneficially for more than two years.


Classification of Directors
- ---------------------------
     The Company's By-Laws, pursuant to a proposal adopted by the shareholders at the 1991 Annual Meeting, provides for the classification of directors in four classes of not less than three directors each. Classification of directors is generally considered to be an antitakeover measure which has the overall effect to render more difficult the assumption of control of the Company by a principal shareholder and to make difficult the removal of management. As a result of classification of directors, at least two and possibly three annual meetings have to occur to change the majority of the directors by a vote of the shareholders.

     The Company's Certificate of Incorporation and By-Laws currently do not contain other provisions having an antitakeover effect. Although management has no current intent to propose other antitakeover measures, such may be proposed in future proxy solicitations. Certain of the Company's agreements with other railroads contain provisions which could, subject to regulatory approval, terminate the agreements in the event of a change of control of the Company. Management believe these contractual provisions are antitakeover in effect

     The Board of Directors unanimously recommends a vote FOR Proposal 2.

                      PROPOSAL TO APPROVE APPOINTMENT OF
                     AUDITORS OF THE COMPANY (PROPOSAL 3)
- -----------------------------------------------------------------------------

     At its meeting on March 24, 1996, the Board of Directors of the Company, upon the recommendation of its Audit Committee, engaged the accounting firm of Ernst & Young LLP as independent accountants for the Company for 1996, subject to approval of shareholders. Ernst & Young LLP has acted as the Company's independent auditors since 1986. Management intends to introduce a resolution at the Annual Meeting that its designation of Ernst & Young LLP be ratified and approved by the shareholders. If such designation is not ratified and approved by the shareholders, the Board of Directors, with the advice of the Audit Committee, will consider the appointment of other independent accountants.

     Representatives of Ernst & Young LLP are expected to be present at the meeting, will be given opportunities to make statements if they desire to do so, and will be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends a vote FOR ratification of Ernst & Young LLP as the Company's independent accountants.


OTHER BUSINESS
- --------------
     The Board of Directors knows of no other matters which may properly be, or are likely to be, brought before the meeting. If other proper matters are introduced, the persons named in the enclosed proxy will vote the shares represented by such proxy as the Board recommends.

     If a proposal of a shareholder for the 1997 Annual Meeting of Shareholders is to be considered for inclusion in the Company's Proxy Statement for that meeting, such proposal must be received by the Company no later than December 23, 1996.

     A copy of the Company's 1995 Annual Report on Form 10-K (except exhibits) filed with the Securities and Exchange Commission will be furnished to any shareholder on written request addressed to Nathan R. Fenno, Corporate Secretary, Delaware Otsego Corporation, 1 Railroad Avenue, Cooperstown, New York 13326.

Date:  April 22, 1996                  By Order of the Board of Directors,

                                       s/ Nathan R. Fenno
                                       --------------------------------------
                                       Nathan R. Fenno, Secretary

Appendix to Definitive Proxy Statement filed with the Securities and Exchange Commission

                                 Form of Proxy

                      PROXY OF DELAWARE OTSEGO CORPORATION
                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                    BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                   OF SHAREHOLDERS TO BE HELD ON JUNE 1, 1996.
- -----------------------------------------------------------------------------
     The undersigned hereby appoints Nadine Steckler and Elizabeth Legiec, jointly and individually with full power of substitution, as proxies to vote all shares of common stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of DELAWARE OTSEGO CORPORATION
(the "Company") to be held on June 1, 1996 or adjournments thereof, on Items 1, 2 and 3 as specified on the reverse side hereof (with discretionary authority under Item 1 to vote for a new nominee if any nominee has become available) and on such other matters as may properly come before the meeting.
     You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The persons appointed above cannot vote your shares unless you sign and return this card.
     This Proxy, when properly executed, will be voted as you specify below.
If you do not specify otherwise, the Proxy will be voted FOR Items 1, 2 and 3.

         SHAREHOLDERS ARE URGED TO VOTE AND TO SIGN, DATE AND RETURN
               THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED.
                            (Continued on Other Side)

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.
- -----------------------------------------------------------------------------
ITEM 1. ELECTION OF DIRECTORS.  Nominees for Director:

             Walter G. Rich, Charles S. Brenner, Harvey Polly

             FOR all nominees listed       WITHHOLD AUTHORITY to vote
                                    ------                           ------
             FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEES:

             --------------------------------------------------------------

ITEM 2. PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION to authorize a new class of 1,000,000 shares of preferred stock issuable in series.

                   FOR           AGAINST           ABSTAIN
                      ----------        ----------        ----------
ITEM 3. PROPOSAL TO APPROVE THE APPOINTMENT OF Ernst & Young LLP as the independent public accountants of the Company.

                   FOR           AGAINST           ABSTAIN
                      ----------        ----------        ----------



DATED:
      ------------------ ----------------------------------------------------
                         (Please sign exactly as your name or names appear hereon. If signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation, give your full title as such.